INFORMEDICS, INC.

                                   EXHIBIT 11

                  SCHEDULE OF COMPUTATION OF EARNINGS PER SHARE



                                                       1996             1995
                                                   ------------     ------------
PRIMARY AND FULLY DILLUTED
Net Loss                                           $  (472,906)     $(1,177,490)
                                                   ============     ============

Weighted average number of common shares
  outstanding                                        2,646,194        2,635,368

Add:  Weighted average number of shares of
  common stock equivalents (1)                               -                -
                                                   ------------     ------------

Weighted average number of shares used in
  calculation of earnings per share                  2,646,194        2,635,368
                                                   ============     ============

Loss Per Share                                     $     (0.18)     $     (0.45)
                                                   ============     ============


(1) Common stock equivalents are excluded from the calculation of net loss per share for the year ended October 31, 1996 and 1995, as they are antidilutive.